As filed with the Securities and Exchange Commission on May 12, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

BANNER CORPORATION

(Exact name of registrant as specified in its charter)

Washington	6021	91-1691604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 South First Avenue

Walla Walla, Washington 99362

(509) 527-3636

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Albert H. Marshall

Senior Vice President and Secretary

Banner Corporation

10 South First Avenue

Walla Walla, WA 99362

(509) 527-3636

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Pamela L. Marcogliese

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Stock, $0.01 par value per share	7,591,964 shares	$41.57(2)	$315,597,944(2)	$31,781(2)

(1)	We are registering 6,457,779 shares of our common stock that are currently issued and outstanding and 1,134,185 shares of our common stock issuable upon conversion of currently issued and outstanding shares of our non-voting common stock, in each case which may be offered pursuant to this registration statement by the selling stockholders. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low prices of the common stock on The NASDAQ Global Select Market on May 6, 2016.
(3)	Pursuant to Rule 457(p) under the Securities Act, the total amount of the registration fee due is partially offset by $10,070, representing the dollar amount of the filing fee previously paid by the Registrant that corresponds to unsold shares registered pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-208468) filed under the Securities Act on December 11, 2015 and subsequently withdrawn on April 21, 2016.

PROSPECTUS

7,591,964 Shares

Banner Corporation

Common Stock

Our selling stockholders named herein may offer and sell from time to time up to 6,457,779 shares of our common stock that are currently issued and outstanding and 1,134,185 shares of our common stock to be issued upon conversion of shares of our non-voting common stock that are currently issued and outstanding, in each case which are covered by this prospectus or a supplement hereto. The selling stockholders will receive all of the proceeds from any sales of their shares. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. We will pay all registration expenses incurred by us in connection with the registration of our common stock held by the selling stockholders pursuant to the selling stockholders’ Registration Rights Annex (as defined below), except for any underwriting discounts, fees and commissions of underwriters and transfer taxes and any expenses required by applicable law to be paid by a selling stockholder.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. The selling stockholders may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell their shares in the section entitled “Plan of Distribution” beginning on page 23.

We currently have both common stock and non-voting common stock outstanding. The rights of holders of our common stock and non-voting common stock, respectively, are identical, except with respect to voting and conversion. Each share of non-voting common stock converts into one share of common stock upon a permitted transfer, as described in the section entitled “Description of Capital Stock” beginning on page 15.

Our common stock is listed on The NASDAQ Stock Market (“NASDAQ”) under the symbol “BANR.” The last reported closing sale price of our common stock on NASDAQ on May 11, 2016 was $41.82 per share.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD READ THE “RISK FACTORS” SECTION ON PAGE 6 OF THIS PROSPECTUS AND CAREFULLY CONSIDER THE DISCUSSION OF RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS WE INCORPORATE BY REFERENCE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus or any applicable prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated May 12, 2016

We and the selling stockholders (to the extent a selling stockholder provided information to be included herein) are responsible for the information contained and incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by us or on behalf of us. Neither we nor any selling stockholders have authorized anyone to give you any other information, and we or any selling stockholders take no responsibility for any other information that others may give you. This prospectus does not constitute an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing an automatic shelf registration process. Under this shelf process, any selling stockholders may periodically sell the securities described in this prospectus in one or more offerings. This prospectus provides a general description of our common stock that any selling stockholders may offer. Any prospectus supplement may add, update or change information, including specific information about the terms of an offering or information about us, contained in this prospectus. Therefore, before making your investment decision, you should carefully read both this prospectus and any applicable prospectus supplement together with the documents referred to in “Where You Can Find More Information” and “Incorporation by Reference.”

Unless indicated otherwise, or the context otherwise requires, references in this prospectus to “Banner,” “the Company,” “we,” “us,” and “our” are to Banner Corporation together with its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements, the financial statements of SKBHC (as defined below) and pro forma financial information and the notes related to each of them. You should carefully consider, among other things, the matters discussed in “Risk Factors,” in this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016, and in other documents that we subsequently file with the SEC that are incorporated by reference herein.

Banner Corporation.

We are a bank holding company incorporated in the State of Washington. We are primarily engaged in the business of planning, directing and coordinating the business activities of our wholly-owned subsidiaries, Banner Bank and Islanders Bank. Banner Bank, founded in 1890, is a Washington-chartered commercial bank that conducts business from its main office in Walla Walla, Washington and, as of March 31, 2016, its 187 branch offices and nine loan production offices located in Washington, Oregon, California, Utah and Idaho. Islanders Bank is also a Washington-chartered commercial bank and conducts its business from three locations in San Juan County, Washington. Banner Corporation is subject to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). Banner Bank and Islanders Bank (the “Banks”) are subject to regulation by the Washington State Department of Financial Institutions, Division of Banks (the “DFI”) and the Federal Deposit Insurance Corporation (the “FDIC”).

Banner Bank is a regional bank that offers a wide variety of commercial banking services and financial products to individuals, businesses and public sector entities in its primary market areas. Islanders Bank is a community bank which offers similar banking services to individuals, businesses and public entities located in the San Juan Islands. The Banks’ primary business is that of traditional banking institutions, accepting deposits and originating loans in locations surrounding their offices in portions of Washington, Oregon, California, Utah and Idaho. Banner Bank is also an active participant in the secondary market, engaging in mortgage banking operations largely through the origination and sale of one- to four-family and multifamily residential loans. Lending activities include commercial business and commercial real estate loans, agriculture business loans, construction and land development loans, one- to four-family residential loans and consumer loans.

Since becoming a public company in 1995, we have invested significantly in expanding our branch and distribution systems with a primary emphasis on strengthening our market presence in our five primary markets in the Northwest. Those markets include the four largest metropolitan areas in the Northwest: the Puget Sound region of Washington and the greater Portland, Oregon, Boise, Idaho, and Spokane, Washington markets, as well as our historical base in the vibrant agricultural communities in the Columbia Basin region of Washington and Oregon. Our aggressive franchise expansion during this period included the acquisition and consolidation of ten commercial banks, as well as the opening of 28 new branches, the acquisition of seven branches and relocating 12 others. More recently, our acquisition activity, which included two whole bank transactions in 2015 and the purchase of six branches in 2014, has expanded our geographic focus to include additional markets in southwest Oregon, as well as select markets in California and Utah and more than doubled the size of the Company. The acquisition of Starbuck Bancshares, Inc. (“Starbuck”), the holding company for AmericanWest Bank (“AmericanWest”) which closed on October 1, 2015 (the “Merger”), with 98 branches and approximately $4.53 billion in assets, added scale to our operations, strengthened our Northwest presence and provided entry into attractive markets in California and Utah. Prior to that, the acquisition of Siuslaw Financial Group (“Siuslaw”), holding company of Siuslaw Bank, which closed on March 6, 2015, with ten branches and approximately $369.8 million in assets, added further market penetration in western Oregon, including the Eugene market. Both the Starbuck and Siuslaw acquisitions complemented our June 2014 purchase of six branches on the southern Oregon coast, together giving us meaningful market share in the southwest Oregon market area and have had a significant impact on the operating results of Banner.

Our principal executive offices are located at 10 South First Avenue, Walla Walla, WA 99362. Our telephone number is (509) 527-3636 and our website address is www.bannerbank.com. The reference to the website is an inactive textual reference only and information contained on our website is not part of or incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the documents incorporated by reference herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our financial condition, liquidity, results of operations, plans, objectives, future performance or business. Forward-looking statements are not statements of historical fact, are based on certain assumptions and are generally identified by use of the words “believes,” “expects,” “anticipates,” “estimates,” “forecasts,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would” and “could.” Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future economic performance and projections of financial items. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements, including, but not limited to:

•	expected revenues, cost savings, synergies and other benefits from the merger of Banner Bank and Siuslaw Bank and of the merger of Banner Bank and AmericanWest might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customers, systems and employee retention, might be greater than expected;

•	the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets, and may result in our allowance for loan losses not being adequate to cover actual losses and require us to materially increase our reserves;

•	changes in economic conditions in general and in Washington, Idaho, Oregon, Utah and California in particular;

•	changes in the levels of general interest rates and the relative differences between short and long-term interest rates, loan and deposit interest rates, our net interest margin and funding sources;

•	fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas;

•	secondary market conditions for loans and our ability to sell loans in the secondary market;

•	results of safety and soundness and compliance examinations of us by the Federal Reserve Board and of our bank subsidiaries by the FDIC, the Washington State Department of the DFI or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require restitution, institute an informal or formal enforcement action against us or any of our bank subsidiaries which could require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds, or maintain or increase deposits, or impose additional requirements and restrictions on us, any of which could adversely affect our liquidity and earnings;

•	legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules, including changes related to Basel III;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations;

•	our ability to attract and retain deposits;

•	increases in premiums for deposit insurance;

•	our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets and liabilities, which estimates may prove to be incorrect and result in significant changes in valuation;

•	difficulties in reducing risk associated with the loans and securities on our balance sheet;

•	staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges;

•	the failure or security breach of computer systems on which we depend;

•	our ability to retain key members of our senior management team;

•	costs and effects of litigation, including settlements and judgments;

•	our ability to implement our business strategies;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors;

•	our ability to manage loan delinquency rates;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions;

•	our ability to pay dividends on our common stock and non-voting common stock, and interest or principal payments on our junior subordinated debentures;

•	adverse changes in the securities markets;

•	inability of key third-party providers to perform their obligations to us;

•	changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods;

•	the economic impact of war or any terrorist activities;

•	other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and

•	other risks detailed from time to time in our filings with the SEC.

Any forward-looking statements are based upon management’s beliefs and assumptions at the time they are made. We do not undertake and specifically disclaim any obligation to update any forward-looking statements included or incorporated by reference in this prospectus or the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. These risks could cause our actual results to differ materially from those expressed in any forward-looking statements by, or on behalf of, us. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed or incorporated by reference in this prospectus might not occur, and you should not put undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our common stock involves risks. Before deciding to invest in our common stock, you should carefully consider the following risk factors, as well as the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. See the sections entitled “Where You Can Find More Information” and “Incorporation by Reference” on pages 26 and 27. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

Risks Related to The Offering

The market price and trading volume of our common stock may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our common stock may be volatile and could be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the price at which you purchased them, if at all. The market price of our common stock may fluctuate or decline significantly in the future. Factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include, but are not limited to, those listed under the heading “Risk Factors” contained in any applicable prospectus supplement and in the documents that are incorporated by reference in this prospectus and the following, some of which are beyond our control regardless of our actual operating performance:

•	actual or anticipated quarterly variations in operational results and reactions to earning releases or other presentations by company executives;

•	failure to meet the expectations of securities analysts and investors;

•	rating agency credit rating actions;

•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our common stock;

•	any increased indebtedness we may incur in the future;

•	any issues we encounter in integrating our recent and any future acquisitions;

•	actions by institutional stockholders;

•	speculation or reports by the press or the investment community with respect to us or our industry in general;

•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;

•	changes in our capital structure;

•	announcements of dividends;

•	additional future sales of our common stock by us, the stockholders listed under “Principal and Selling Stockholders” or members of our management;

•	announcements of technological innovations or new services by us or our competitors;

•	announcements by us, our competitors or vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

•	third-party claims or proceedings against us or adverse developments in pending proceedings;

•	additions or departures of key personnel;

•	changes in applicable laws and regulations;

•	negative publicity for us, our business or our industry;

•	changes in expectations or estimates as to our future financial performance or market valuations of competitors;

•	results of operations of our competitors; and

•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which our customers are located.

Any future volatility in our stock price could also make us less attractive to certain investors, and/or invite speculative trading in our common stock or debt instruments.

In addition, the stock market recently has experienced extreme price and volume fluctuations that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Any future offerings of debt, preferred stock, or trust preferred securities, each of which would be senior to our common stock upon liquidation and for purposes of dividend distributions, and any future equity offerings may adversely affect the market price of our common stock.

We may attempt to increase our capital resources or we could be forced by federal and state bank regulators to raise additional capital, by making offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our outstanding shares of common stock. Additional equity offerings, including the conversion of our non-voting common stock into common stock upon a permitted transfer, may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

Our board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our common stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms. Therefore, if we issue preferred stock in the future that has a preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Our actual financial position and results of operations may differ materially from the unaudited pro forma combined condensed consolidated financial statements incorporated by reference into this prospectus and, accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.

The pro forma financial information incorporated by reference into this prospectus is presented for illustrative purposes only and may not be an indication of what our financial position or results of operations are or would have been for several reasons. For example, the unaudited pro forma financial statements have been derived from the historical financial statements of Banner and Starbuck, and include the acquisitions of Siuslaw and Greater Sacramento Bancorp by Banner and Starbuck, respectively, and certain adjustments and assumptions have been made regarding the combined company after giving effect to the mergers by which each entity became a part of the combined company. The information upon which these adjustments and assumptions have been made is preliminary, and such adjustments and assumptions are difficult to make with complete accuracy.

In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations in the future. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company. See our Current Report on Form 8-K, filed with the SEC on May 12, 2016, including the pro forma financial information contained therein.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their own account. We will not receive any of the proceeds from these sales. We will pay all registration expenses incurred by us in connection with the registration of our common stock held by the selling stockholders pursuant to the selling stockholders’ Registration Rights Annex, except for any underwriting discounts, fees and commissions of underwriters and transfer taxes and any expenses required by applicable law to be paid by a selling stockholder.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale of up to 6,457,779 shares of our common stock that are currently issued and outstanding and 1,134,185 shares of our common stock that are issuable upon conversion of shares of our non-voting common stock that are currently issued and outstanding. Our shares are held by the selling stockholders as noted in the table and footnotes below. The selling stockholders acquired their shares from us in connection with the Merger. In connection with the Merger, we entered into a Registration Rights Annex and agreements with certain of the other previous equity holders of SKBHC Holdings LLC (“SKBHC”), the parent holding company of Starbuck, pursuant to which we granted these equity holders certain registration rights. We have filed the registration statement of which this prospectus is a part to register the resale of the shares by the selling stockholders pursuant to the Registration Rights Annex and our agreements with certain other SKBHC equity holders.

The table below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock and non-voting common stock held by the selling stockholders as of May 6, 2016. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock or the amount of our non-voting common stock that will be held by the selling stockholders upon termination of any particular offering. See “Plan of Distribution.”

In the table below the percentage of shares of common stock beneficially owned is based on 33,132,921 shares of Banner common stock and 1,222,663 shares of Banner non-voting common stock outstanding as of May 6, 2016, determined in accordance with Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”). Each share of non-voting common stock is convertible into one share of common stock upon a permitted transfer, as described in the section entitled “Description of Capital Stock” beginning on page 15. Assuming the permitted transfer of all shares of non-voting common stock offered by the selling stockholders, 1,134,185 shares of non-voting common stock will convert into 1,134,185 shares of common stock at the time they are sold pursuant to this prospectus and any prospectus supplement.

	Shares of Common Stock Beneficially Owned Prior to the Offering		Shares of Non-voting Common Stock Beneficially Owned Prior to the Offering		Shares Registered Hereby	Shares Beneficially Owned After the Offering(1)
Name	Number	Percentage	Number	Percentage	Number	Number	Percentage
Oaktree Funds (2)	2,598,988	7.8%	—	—	2,598,988	—	—
FFL Holders (3)	2,598,988	7.8%	—	—	2,598,988	—	—
GS Entities (4)	1,259,803	3.8%	1,134,185	92.8%	2,393,988	—	—
Total	6,457,779	19.5%	1,134,185	92.8%	7,591,964	—	—

(1)	Assumes that (a) no shares of non-voting common stock outstanding as of April 30, 2016 have been converted into shares of common stock other than the 1,134,185 shares assumed to have been sold by the GS Entities pursuant to this prospectus and (b) the Oaktree Funds, FFL Holders and GS Entities dispose of all the shares of common stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Oaktree Funds, FFL Holders and GS Entities will sell all or any portion of the shares covered by this prospectus.

(2)	Oaktree Principal Fund V (Delaware), L.P. (the “PF V Fund”) and Oaktree FF Investment Fund AIF (Delaware), L.P. (the “AIF Fund”) constitute the Oaktree Funds.

The following entities may be deemed to have indirect beneficial ownership of the shares held by the PF V Fund: Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the manager of Oaktree Capital Group, LLC (“OCG”) and the general partner of Oaktree Capital Group Holdings, L.P. (“OCGH LP”); OCG, in its capacity as managing member of Oaktree Holdings, LLC (“Oaktree Holdings”); Oaktree Holdings, in its capacity as managing member of OCM Holdings I, LLC (“OCM Holdings I”); OCM Holdings I, in its capacity as general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”); Oaktree Capital I, in its capacity as general partner of Oaktree Fund GP I, L.P. (“Oaktree Fund GP I”); Oaktree Fund GP I, in its capacity as managing member of Oaktree Fund GP, LLC (“Oaktree Fund GP”); and Oaktree Fund GP, in its capacity as general partner of the PF V Fund.

The following entities may be deemed to have indirect beneficial ownership of the shares held by the AIF Fund: OCGH GP, in its capacity as the general partner of OCGH LP; OCGH LP in its capacity as the sole voting shareholder of Oaktree AIF Holdings, Inc. (“Oaktree AIF Holdings”); Oaktree AIF Holdings, in its capacity as general partner of Oaktree AIF Investments, L.P. (“Oaktree AIF Investments”); Oaktree AIF Investments, in its capacity as general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”); Oaktree GP III, in its capacity as managing member of Oaktree Fund GP AIF, LLC (“Oaktree GP AIF”); Oaktree GP AIF, in its capacity as general partner of Oaktree Fund AIF Series, L.P. (“Oaktree AIF” and, collectively with OCGH GP, OCGH LP, OCG, Oaktree Holdings, Oaktree Holdings I, Oaktree Capital I, Oaktree Fund GP I, Oaktree Fund GP, Oaktree AIF Holdings, Oaktree AIF Investments, Oaktree GP III and Oaktree GP AIF, collectively, the “Oaktree Entities”), and Oaktree AIF, in its capacity as general partner of the AIF Fund.

OCGH GP is managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Stephen A. Kaplan and David M. Kirchheimer (the “OCGH GP Members”). In such capacity, the OCGH GP Members may be deemed to have indirect beneficial ownership of the shares held directly or indirectly by the Oaktree Funds.

Each Oaktree Entity and each OCGH GP Member disclaims beneficial ownership of the equity interests and the shares held directly or indirectly by the Oaktree Funds. The address for each of the Oaktree Funds is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, CA 90071.

The Oaktree Funds are affiliates of OCM Investments, LLC, a broker-dealer (but are not themselves broker-dealers). The Oaktree Funds purchased shares of SKBHC in the ordinary course of business in connection with their investment activities and subsequently acquired the common stock noted in the table above in connection with the Merger. At the time of initial purchase, and at the time of the Merger, the Oaktree Funds had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The Oaktree Funds did not receive any of such securities as underwriting compensation.

(3)	Friedman Fleischer & Lowe Capital Partners III, L.P, Friedman Fleisher & Lowe Parallel Fund III, L.P., FFL Individual Partners III, L.P. and FFL Executive Partners III, L.P. collectively constitute the FFL Holders. Friedman Fleischer & Lowe GP III, L.P. is the general partner of the FFL Holders. As such, Friedman Fleischer & Lowe GP III, L.P. may be deemed to have the power to direct the voting and disposition of the shares owned by the FFL Holders. Friedman Fleischer & Lowe GP III, L.P. disclaims beneficial ownership of any shares of common stock owned by the FFL Holders, except to the extent of its pecuniary interest therein. Friedman Fleischer & Lowe GP III, LLC is the general partner of Friedman Fleischer & Lowe GP III, L.P. As such, Friedman Fleischer & Lowe GP III, LLC may be deemed to have the power to direct the voting and disposition of the shares owned by the FFL Holders. Friedman Fleischer & Lowe GP III, LLC disclaims beneficial ownership of any shares of common stock owned by the FFL Holders, except to the extent of its pecuniary interest therein. The address for each of the FFL Holders is c/o Friedman Fleischer & Lowe, LLC, One Maritime Plaza, Suite 2200, San Francisco, CA 94111.

(4)

GS Capital Partners VI Fund, L.P., GS Capital Partners VI Offshore Fund, L.P., GS Capital Partners VI Parallel, L.P., and GS Capital Partners VI GmbH & Co. KG constitute the GS Entities. Goldman, Sachs & Co. (“GS”) is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GSG”). The GS Entities, for which GS is the investment manager and of which affiliates of GSG are the general partner, managing general partner or managing limited partner, share voting and investment power of the shares owned by the GS Entities with certain of their respective affiliates. Each of GS and GSG disclaims beneficial ownership of the equity interests and the shares held directly or indirectly by the GS Entities except to the extent of their respective pecuniary interest therein, if any. GSG, GS or certain of their affiliates other than the GS Entities may be deemed to beneficially own other shares of our common stock, which shares are not being sold pursuant to this prospectus. The address for each of the GS Entities is 200 West Street, New York, New York 10282.

As noted above, the GS Entities hold 1,259,803 shares of our common stock and 1,134,185 shares of our non-voting common stock. Upon any permitted transfer of the shares of non-voting common stock, the shares of non-voting common stock will convert into the same number of shares of our voting common stock, such that only shares of common stock will be sold pursuant to this prospectus. See “Description of Our Capital Stock—Non-voting Common Stock.”

The GS Entities are affiliates of GS, a broker-dealer (but are not themselves broker-dealers). The GS Entities purchased shares of SKBHC in the ordinary course of business in connection with their investment activities and subsequently acquired the common stock and non-voting common stock noted in the table above in connection with the Merger. At the time of initial purchase, and at the time of the Merger, the GS Entities had no agreements or understandings, directly or indirectly, with any person to distribute the securities. The GS Entities did not receive any of such securities as underwriting compensation.

Certain Relationships — Investor Letter Agreements

The following is a summary of the material provisions of the Investor Letter Agreements (as defined below) that were entered into by and among Banner and investment funds affiliated with each of Oaktree Principal Fund V (Delaware), L.P. (“Oaktree”), Friedman Fleischer and Lowe Capital Partners III, L.P. (“FFL”) and GS Capital Partners VI Fund, L.P. (“GSCP” and, collectively, with Oaktree and FFL, the “Starbuck investors”) and certain of their respective affiliates, respectively, in connection with the Merger. The shares issued to the Starbuck investors at the effective time of the acquisition represented approximately 38.7% of the aggregate shares outstanding of Banner common stock and Banner non-voting common stock, based on the number of shares of Banner common stock and Banner non-voting common stock outstanding as of October 1, 2015. The descriptions of the Investor Letter Agreements are qualified in their entirety by reference to the Investor Letter Agreements dated as of November 5, 2014 by and between the Company and each of Oaktree, FFL and GSCP, respectively, filed as Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K/A filed on November 12, 2014 and the Amendment to the Investor Letter Agreement dated as of May 18, 2015 by and between the Company and GSCP, filed as Exhibit 10.1 to our Current Report on Form 8-K filed on May 19, 2015 (collectively, the “Investor Letter Agreements”).

Transfer of Equity Securities

Transfer Restrictions. Each Starbuck investor party to the respective Investor Letter Agreements agreed that it will not transfer any shares of Banner common stock received as part of the consideration for the Merger to any person or group who, to the knowledge of such Starbuck investor, would beneficially own eight percent or more of the outstanding shares of Banner common stock following such transfer, other than certain transfers permitted under the Registration Rights Annex, described in the subsection entitled “Registration Rights” below, transfers effected pursuant to Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”) or a transfer to a person not affiliated with such Starbuck investor who is acquiring majority control of Banner in a merger or similar business combination or a tender offer approved by the Banner board of directors.

In addition, each Starbuck investor agreed it would not, directly or indirectly, without Banner’s prior written consent:

•

acquire beneficial ownership of any shares of Banner common stock if the Starbuck investor would beneficially own a number of shares of Banner common stock and Banner non-voting common stock equal to 10% or more of the number of shares outstanding of Banner common stock;

•	make or in any way participate in any solicitation of proxies to vote or seek to advise or influence any person with respect to the voting of any voting securities of Banner;

•	form, join or participate in a “group” (as such term is defined under section 13(d)(3) of the Exchange Act);

•	with respect to any Banner voting securities, other than with respect to an affiliate of the Starbuck investor; or

•	publicly disclose any intention, plan or arrangement prohibited by, or inconsistent with the three preceding bullet points;

provided, that such restrictions would not limit the activities of any Banner director taken in good faith solely in his or her capacity as a director of Banner or the right of such Starbuck investor to vote any voting securities of Banner with respect to any matter, and provided further that such Starbuck investor does not make any public announcement or communication with respect to the manner that such Starbuck investor intends to vote such securities, or publicly request Banner to amend or waive any of the obligations of this sentence.

The transfer restrictions described in this section will terminate with respect to each Starbuck investor and its permitted transferees on the earlier of the date such Starbuck investor and its permitted transferees beneficially own less than five percent of the outstanding shares of Banner common stock and Banner non-voting common stock (excluding the dilutive effect of any primary issuances of Banner common stock or Banner non-voting common stock) and the date of a material breach by Banner of any of its obligations in the applicable investor letter agreement. The foregoing transfer restrictions may be waived by Banner in writing with respect to any specific transfer.

Registration Rights

In connection with the Merger, we entered into a Registration Rights Annex, appended as Annex B to our Investor Letter Agreements dated as of November 5, 2014 (the “Registration Rights Annex”) with Oaktree, FFL and GSCP (filed as Exhibits 10.1, 10.2 and 10.3 to our Current Report on Form 8-K/A on November 12, 2014 as amended by Exhibit 10.1 to our Current Report on Form 8-K filed on May 19, 2015), and agreements with certain of the other previous equity holders of SKBHC, the parent holding company of Starbuck, pursuant to which we granted these equity holders certain registration rights.

Shelf Registration Statement. Banner agreed to file, if eligible, a shelf registration statement on Form S-3 under the Securities Act as promptly as practicable on or after the date that was 30 days after the closing of the Merger (the “Lockup Termination Date”), and in any event within 15 business days after the Lockup Termination Date, covering all of the shares of Banner common stock issuable upon conversion of the Banner non-voting common stock and shares of Banner common stock acquired pursuant to the merger agreement then held by a Starbuck holder party to (i) an investor letter agreement or (ii) to the Registration Rights Annex, which we refer to as the registrable securities, to enable the resale of such registrable securities after the Lockup Termination Date on a delayed or continuous basis. Such shares cease to be registrable securities once certain conditions are satisfied including, with respect to certain selling stockholders, when shares held by such a selling stockholder who also is not an affiliate of Banner (as such term is defined in Rule 12b-2 under the Exchange Act) may immediately be sold under Rule 144 without any volume or manner of sale restrictions.

Upon request by a Starbuck investor, in the case of an unmarketed underwritten offering, or by a majority of the registrable securities in the case of a marketed underwritten offering, in each case pursuant to a shelf registration statement, Banner will cooperate with the holders of registrable securities to effect an underwritten offering as promptly as reasonably practical. However, Banner is not obligated to effect more than eight underwritten offerings, of which no more than three may be marketed underwritten offerings, subject to certain timing and offering size limitations.

Demand Registration. At any time after the date, if any, that Banner is not permitted to file or maintain a Form S-3 in connection with the shelf registration of the registrable securities, the holders of registrable securities representing at least a majority of the outstanding registrable securities have the right to request Banner to effect a registration statement under the Securities Act of registrable securities held by such stockholders to register the resale of such securities in an underwritten offering, subject to certain timing and offering size limitations, and to keep such registration statement current and effective for not less than 90 days.

Incidental Registration. If, at any time after the Lockup Termination Date, Banner proposes to register any of its securities under the Securities Act for sale to the public or to consummate an underwritten offering for the account of Banner or a holder of Banner common stock other than a holder of registrable securities, any holder of registrable securities has the right at each such time to include registrable securities held by it in the registration, subject to any underwriters’ customary cut back.

Distribution Black-Out Period. Subject to certain exceptions and limitations, if the registration and distribution of registrable securities would require the inclusion of certain financial statements related to certain business combinations, and such financial statements are not available to Banner for reasons beyond Banner’s control, or if the Banner board of directors in good faith determines that the registration and distribution of registrable securities would require disclosure of (i) non-public material information, the disclosure of which would be materially detrimental to Banner, or (ii) a contemplated bona fide material financing, acquisition, corporate reorganization or other similar material transaction or other material event or circumstance affecting Banner, the premature disclosure of which at such time would be materially detrimental to Banner or the holders of Banner common stock, Banner is entitled to postpone the filing or suspend the effectiveness of a registration statement and/or the use of any prospectus for a period of time not to exceed 60 days in succession, or 120 days in the aggregate in any one-year period, or three times in any one-year period. Banner will promptly give the holders of registrable securities written notice of such postponement or suspension (which notice need not specify the nature of the event giving rise to such suspension).

Registration Expenses. Banner will pay all registration expenses incurred by Banner in connection with each registration of securities pursuant to the above registration rights, including fees and disbursements of one counsel for the holders of registrable securities whose shares are included in a registration statement or underwritten offering, except for any underwriting discounts, fees and commissions of underwriters and transfer taxes and any expenses required by applicable law to be paid by a selling stockholder.

Limitations on Subsequent Registration Rights. Banner agreed that it will not, without the written consent of a majority of the holders of registrable securities, enter into any agreement with any holder of Banner common stock or other equity interests in Banner that is inconsistent with the terms of the Registration Rights Annex.

Termination. The registration rights described above terminate with respect to each Starbuck investor on the first date that such investor no longer holds any registrable securities under the terms of the applicable investor letter agreement.

Representation on Banner Board of Directors

At any time from and after the effective time of the Merger, at the written request of Oaktree or FFL, Banner will cause a representative designated by such Starbuck investor to be appointed or elected to the Banner board of directors, which representative is reasonably acceptable to the Banner board of directors, was not an officer or employee of SKBHC or its subsidiaries as of November 5, 2014, complies with Banner’s director qualifications and policies and is eligible to serve on the Banner board of directors pursuant to certain regulatory requirements. Such representative will also, at such Starbuck investor’s election, be appointed to the Banner Bank board of directors. From and after election and appointment of such representative, each time the applicable class of directors comes up for re-election, the Banner board of directors will nominate such representative (or other qualified representative designated by Oaktree or FFL) for election and recommend that the stockholders of Banner elect such representative to the Banner board of directors.

Banner’s obligations as described in this section will terminate with respect to Oaktree or FFL at the earlier of the time such Starbuck investor and its permitted transferees beneficially own less than five percent of the outstanding shares of Banner common stock and Banner non-voting common stock (excluding the dilutive effect of any primary issuances of Banner common stock or Banner non-voting common stock) and the date of a material breach by such Starbuck investor of any of its obligations in the applicable investor letter agreement.

Pursuant to this agreement, FFL has appointed Mr. Spencer Fleischer as its representative and Oaktree has appointed Mr. Doyle L. Arnold as its representative on our board of directors.

DESCRIPTION OF CAPITAL STOCK

The following information summarizes certain features and rights of our capital stock. The summary does not purport to be exhaustive and is qualified in its entirety by reference to our articles of incorporation, bylaws, and to applicable Washington law.

General

Banner’s authorized capital stock consists of:

•	50,000,000 shares of common stock, $0.01 par value per share;

•	5,000,000 shares of non-voting common stock, $0.01 par value per share; and

•	500,000 shares of preferred stock, $0.01 par value per share.

As of May 6, 2016, there were 33,132,921 shares of Banner common stock and 1,222,663 shares of Banner non-voting common stock issued and outstanding. No shares of Banner preferred stock are currently outstanding. Banner’s common stock is traded on NASDAQ under the symbol “BANR.”

Common Stock

Each share of Banner common stock has the same relative rights and is identical in all respects with each other share of Banner common stock. Banner common stock represents non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other government agency.

Subject to any prior rights of the holders of any preferred or other stock of Banner then outstanding, holders of Banner common stock are entitled to receive such dividends as are declared by the board of directors of Banner out of funds legally available for dividends.

Except with respect to greater than 10% stockholders, full voting rights are vested in the holders of Banner common stock and each share is entitled to one vote. See “—Anti-Takeover Effects—Restrictions on Voting Rights.” Subject to any prior rights of the holders of any Banner preferred stock then outstanding, in the event of a liquidation, dissolution or winding up of Banner, holders of shares of Banner common stock will be entitled to receive, pro rata, any assets distributable to stockholders in respect of shares held by them. Holders of shares of Banner common stock will not have any preemptive rights to subscribe for any additional securities which may be issued by Banner, nor do they have cumulative voting rights.

Non-voting Common Stock

Except with respect to voting, Banner common stock and Banner non-voting common stock have the same rights, preferences and privileges, share ratably in all assets of Banner upon its liquidation, dissolution or winding-up, are entitled to receive dividends in the same amount per share and at the same time when, as and if declared by the Banner board of directors, and are equal and identical in all other respects as to all other matters.

Holders of shares of non-voting common stock are generally not entitled to vote, except in certain cases. The Washington Business Corporation Act (“WBCA”) provides for certain voting rights and holders of shares of non-voting common stock also have the right to vote in certain circumstances relating to fundamental rights, such as on certain amendments to Banner’s articles of incorporation. Where holders of shares of Banner non-voting common stock are entitled to vote, each holder of Banner non-voting common stock has one vote in respect of each share of Banner non-voting common stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the WBCA.

In the event of any stock split, combination or other reclassification of shares of either the Banner common stock or the Banner non-voting common stock, holders of Banner common stock will receive only shares of Banner common stock in respect of their shares of Banner common stock and holders of Banner non-voting common stock will receive only shares of Banner non-voting common stock in respect of their shares of Banner non-voting common stock. In addition, the outstanding shares of the other class will be proportionately split, combined or reclassified in a similar manner.

The initial holder of Banner non-voting common stock is not permitted to transfer its shares except to an affiliate or in the case of certain permitted transfers. Each share of Banner non-voting common stock will be automatically converted into one share of common stock upon certain permitted transfers, which are defined in our Articles of Incorporation as transfers:

(a)	to an underwriter or otherwise, as a part of widely distributed public offerings of Banner common stock;

(b)	either in accordance with Rule 144 or in a private placement, in which no one party acquires more than two percent of the Banner common stock then outstanding;

(c)	to Banner (or a subsidiary of Banner); and

(d)	to a person that would control more than 50 percent of the “voting securities” of Banner, as that term is defined by the Federal Reserve Board or its successor, without giving effect to such transfer.

Banner will at all times reserve and keep available out of its authorized but unissued shares of Banner common stock an amount sufficient to effect the conversion of all outstanding shares of Banner non-voting common stock into Banner common stock.

In the event of any merger, consolidation, reclassification or other transaction in which the shares of Banner common stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Banner non-voting common stock will have the same rights as Banner common stock to be exchanged or changed, as the case may be, as if it was converted into a share of Banner common stock immediately prior to such transaction.

Preferred Stock

Our Articles of Incorporation permit our board of directors to authorize the issuance of up to 500,000 shares of preferred stock, par value $0.01, in one or more series, at such time or times and for such consideration as the board of directors of Banner may determine, without stockholder action. The board of directors of Banner is expressly authorized at any time, and from time to time, to issue Banner preferred stock, with such voting and other powers, liquidation preferences and participating, optional or other special rights, and qualifications, limitations or restrictions, as are stated and expressed in the board resolution providing for the issuance. The board of directors of Banner is authorized to designate the series and the number of shares comprising such series, the dividend rate on the shares of such series, the redemption rights, if any, any purchase, retirement or sinking fund provisions, any conversion rights and any voting rights. The ability of Banner’s board of directors to approve the issuance of preferred or other stock without stockholder approval could dilute the voting power or other rights or adversely affect the market value of our common stock and may make an acquisition by an unwanted suitor of a controlling interest in Banner more difficult, time-consuming or costly, or otherwise discourage an attempt to acquire control of Banner.

Shares of preferred stock redeemed or acquired by Banner may return to the status of authorized but unissued shares, without designation as to series, and may be reissued by Banner upon approval of its board of directors.

Anti-Takeover Effects

The provisions of our Articles of Incorporation, our Bylaws, and Washington law summarized in the following paragraphs may have anti-takeover effects and could delay, defer, or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder’s best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders, and may make removal of the incumbent management and directors more difficult.

Authorized Shares. Our Articles of Incorporation authorize the issuance of 50,000,000 shares of common stock, 5,000,000 shares of non-voting common stock and 500,000 shares of preferred stock. These shares of common stock and preferred stock provide our board of directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of employee stock options. However, these additional authorized shares may also be used by the board of directors consistent with its fiduciary duty to deter future attempts to gain control of us. The board of directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the board of directors has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a tender offer, merger or other transaction by which a third party seeks control of us, and thereby assist members of management to retain their positions.

Restrictions on Voting Rights. Our Articles of Incorporation provide for restrictions on voting rights of shares owned in excess of 10% of any class of our equity securities. Specifically, our Articles of Incorporation provide that if any person or group acting in concert acquires the beneficial ownership of more than 10% of any class of our equity securities without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein) then, with respect to each vote in excess of 10% of the voting power of our outstanding shares of voting stock which such person would otherwise have been entitled to cast, such person is entitled to cast only one-hundredth of one vote per share. Exceptions from this limitation are provided for, among other things, any proxy granted to one or more of our “Continuing Directors” and for our employee benefit plans. Under our Articles of Incorporation, the restriction on voting shares beneficially owned in violation of the foregoing limitations is imposed automatically, and the Articles of Incorporation provide that a majority of our Continuing Directors have the power to construe the forgoing restrictions and to make all determinations necessary or desirable to implement these restrictions. These restrictions would, among other things, restrict voting power of a beneficial owner of more than 10% of our outstanding shares of common stock in a proxy contest or on other matters on which such person is entitled to vote.

Board of Directors. Our board of directors is divided into three classes, each of which contains approximately one-third of the members of the board of directors. The members of each class are elected for a term of three years, with the terms of office of all members of one class expiring each year so that approximately one-third of the total number of directors is elected each year. The classification of directors, together with the provisions in our Articles of Incorporation described below that limit the ability of stockholders to remove directors and that permit only the remaining directors to fill any vacancies on the board of directors, have the effect of making it more difficult for stockholders to change the composition of the board of directors. As a result, at least two annual meetings of stockholders will be required for the stockholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of stockholders believe that such a change would be desirable.

Our Articles of Incorporation provide that the size of the board of directors is not less than five or more than 25 as set in accordance with the Bylaws. In accordance with the Bylaws, the number of directors is currently set at 16. The Articles of Incorporation provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, will be filled by a vote of two-thirds of the directors then in office and any director so chosen will hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires. The classified board of directors is intended to provide for continuity of the board of directors and to make it more difficult and time consuming for a stockholder group to fully use its voting power to gain control of the board of directors without the consent of incumbent members of the board of directors. The Articles of Incorporation further provide that a director may be removed from the board of directors prior to the expiration of his term only for cause and only upon the vote of the holders of 80% of the total votes eligible to be cast thereon. In the absence of this provision, the vote of the holders of a majority of the shares could remove the entire board of directors, but only with cause, and replace it with persons of such holders’ choice.

Cumulative Voting, Special Meetings and Action by Written Consent. Our Articles of Incorporation do not provide for cumulative voting for any purpose. Moreover, the Articles of Incorporation provide that special meetings of stockholders may be called only by our board of directors or by a committee of the board of directors. In addition, our Bylaws require that any action taken by written consent must receive the consent of all of the outstanding voting stock entitled to vote on the action taken.

Stockholder Vote Required to Approve Business Combinations with Principal Stockholders. The Articles of Incorporation require the approval of the holders of (i) at least 80% of the outstanding shares entitled to vote thereon (and, if any class or series of shares is entitled to vote thereon separately, the approval of the holders of at least 80% of the outstanding shares of each such class or series) and (ii) at least a majority of the outstanding shares entitled to vote thereon, not including shares deemed beneficially owned by a “Related Person,” for certain “Business Combinations” involving a Related Person, except in cases where the proposed transaction has been approved in advance by two-thirds of those members of Banner’s board of directors who are unaffiliated with the Related Person and were directors prior to the time when the Related Person became a Related Person. The term “Related Person” is defined to include any individual, corporation, partnership or other entity (other than tax-qualified benefit plans of Banner) which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of common stock of Banner or an affiliate of such person or entity. The term “Business Combination” is defined to include: (i) any merger or consolidation of Banner with or into any Related Person; (ii) any sale, lease, exchange, mortgage, transfer, or other disposition of 25% or more of the assets of Banner to a Related Person; (iii) any merger or consolidation of a Related Person with or into Banner or a subsidiary of Banner; (iv) any sale, lease, exchange, transfer or other disposition of certain assets of a Related Person to Banner or a subsidiary of Banner; (v) the issuance of any securities of Banner or a subsidiary of Banner to a Related Person; (vi) the acquisition by Banner or a subsidiary of Banner of any securities of a Related Person; (vii) any reclassification of common stock of Banner or any recapitalization involving the common stock of Banner; or (viii) any agreement or other arrangement providing for any of the foregoing.

Washington law imposes restrictions on certain transactions between a corporation and certain significant stockholders. Chapter 23B.19 of the WCBA prohibits a “target corporation,” with certain exceptions, from engaging in certain “significant business transactions” with an “Acquiring Person” who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a stockholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the Acquiring Person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the target corporation as a result of the Acquiring Person’s acquisition of 10% or more of the shares, or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or stockholder approval requirements are met. Target corporations include all publicly-traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

Amendment of Articles of Incorporation and Bylaws. Amendments to our Articles of Incorporation must be approved by our board of directors by a majority vote of the board of directors and by our stockholders by a majority of the voting group comprising all the votes entitled to be cast on the proposed amendment, and a majority of each other voting group entitled to vote separately on the proposed amendment; provided, however, that the affirmative vote of the holders of at least 80% of votes entitled to be cast by each separate voting group entitled to vote thereon (after giving effect to the provision limiting voting rights, if applicable) is required to amend or repeal certain provisions of the Articles of Incorporation, including the provision limiting voting rights, the provisions relating to the removal of directors, stockholder nominations and proposals, the approval of certain business combinations, calling special meetings, director and officer indemnification by us and amendment of our Bylaws and Articles of Incorporation. Our Bylaws may be amended by a majority vote of our board of directors, or by a vote of 80% of the total votes entitled to vote generally in the election of directors at a duly constituted meeting of stockholders.

Stockholder Nominations and Proposals. Our Articles of Incorporation generally require a stockholder who intends to nominate a candidate for election to the board of directors, or to raise new business at a stockholder meeting to give not less than 30 nor more than 60 days’ advance notice to the Secretary of Banner. The notice provision requires a stockholder who desires to raise new business to provide certain information to us concerning the nature of the new business, the stockholder and the stockholder’s interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing stockholder.

The cumulative effect of the restrictions on a potential acquisition of us that are contained in our Articles of Incorporation and Bylaws, and federal and Washington law, may be to discourage potential takeover attempts and perpetuate incumbent management, even though certain stockholders may deem a potential acquisition to be in their best interests, or deem existing management not to be acting in their best interests.

Rule 144

In general, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not our affiliate and has not been our affiliate at any time during the preceding three months and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without regard to whether current public information about us is available.

A person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	one percent of the number of shares of our common stock then outstanding; and

•	the average weekly trading volume of the common stock on NASDAQ during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 under the Securities Act, any of our employees, directors, officers, consultants or advisors who acquired shares from us in connection with a written compensatory stock or option plan or other written agreement in compliance with Rule 701 before the effective date of our initial public offering, or who acquired shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144. If such person is not an affiliate, the sale may be made without compliance with the holding period or current public information requirements contained in Rule 144. If such a person is an affiliate, the sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

CERTAIN MATERIAL U.S. TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of certain material U.S. federal income and estate tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders. For purposes of this discussion, a “Non-U.S. Holder” means:

•	a nonresident alien individual,

•	a foreign corporation, or

•	a person that is otherwise not subject to U.S. federal income tax on a net income basis in respect of such common stock.

This discussion deals only with common stock held as capital assets by Non-U.S. Holders who purchased common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their specific facts and circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to persons in special tax situations, including (but not limited to) persons that will hold shares of our common stock in connection with a U.S. trade or business or a U.S. permanent establishment, hold more than 5% of our common stock, certain former citizens or residents of the United States, are a “controlled foreign corporation,” a “passive foreign investment company” or a partnership or other pass-through entity (or investors therein) for U.S. federal income tax purposes, or are otherwise subject to special treatment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address the applicability of the alternative minimum tax or the Medicare tax on net investment income, or any other U.S. federal tax considerations (such as gift tax) or any state, local or non-U.S. tax considerations. You should consult your own tax advisors about the tax consequences of the purchase, ownership and disposition of our common stock in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of any changes in applicable tax laws.

Furthermore, this summary is based on the tax laws of the United States, including the Code, existing and proposed regulations, administrative and judicial interpretations, all as currently in effect. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax or estate tax consequences different from those discussed below.

Dividends

We expect to continue to pay quarterly cash dividends on our common stock, although there can be no assurance that we will pay dividends on our common stock in the future or of the amounts of any such dividends. When we make a distribution of cash or property with respect to our common stock, the amount of such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of your investment, up to your tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “—Sale, Exchange or Other Taxable Disposition of Common Stock.”

Dividends paid to you generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. Even if you are eligible for a lower treaty rate, we and other payers will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless:

•	you have furnished to us or such other payer an applicable, valid Internal Revenue Service (“IRS”) Form W-8 or other documentary evidence establishing your entitlement to the lower treaty rate with respect to such payments and neither we nor our paying agent (or other payer) have actual knowledge or reason to know to the contrary, and

•	in the case of actual or constructive dividends, if required by the Foreign Account Tax Compliance Act (“FATCA”) or any applicable intergovernmental agreement entered into in connection therewith, you or any entity through which you receive such dividends, if required, have provided the withholding agent any required information with respect to your direct and indirect U.S. owners and, if you hold the common stock through a foreign financial institution, either (i) the institution is subject to an intergovernmental agreement entered into between the jurisdiction in which it operates and the United States as a result of which it is obligated to provide to local tax authorities information about its direct and indirect U.S. accountholders and investors, or (ii) the institution has entered into an agreement with the U.S. government to collect and provide to the U.S. tax authorities information about its direct and indirect U.S. accountholders and investors, and in either case, you have provided any required information to the foreign financial institution.

If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty or otherwise, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in the common stock.

Dividends that are “effectively connected” with your conduct of a trade or business within the United States will be exempt from the withholding tax described above and instead will be subject to U.S. federal income tax on a net income basis. We and other payers generally are not required to withhold tax from “effectively connected” dividends, provided that you have furnished to us or another payer a valid IRS Form W-8ECI (or an acceptable substitute form) upon which you represent, under penalties of perjury, that you are a non-U.S. person and that the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income. If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale, Exchange or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with your trade or business in the United States (as discussed under “—Dividends” above),

•	in the case of an individual who holds the common stock as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of the sale, exchange or other taxable disposition, and certain other conditions are met, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of the disposition, more than 5% of our common stock.

In the case of the sale or disposition of common stock on or after January 1, 2019, you may be subject to a 30% withholding tax on the gross proceeds of the sale or disposition unless the requirements described in the last bullet point under “—Dividends” above are satisfied. Investors are encouraged to consult with their own tax advisors regarding the possible implications of these withholding requirements on their investment in our common stock and the potential for a refund or credit in the case of any withholding tax.

We believe that we have not been within the past five years, are not, and we do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

You may be subject to backup withholding for dividends paid to you unless you certify under penalty of perjury that you are a Non-U.S. Holder or otherwise establish an exemption. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

U.S. Federal Estate Tax

Shares of our common stock held (or deemed held) by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

PLAN OF DISTRIBUTION

We are registering 6,457,779 shares of our common stock and 1,134,185 shares of our common stock to be issued upon conversion of shares of our non-voting common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table in “Selling Stockholders” and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders, together or separately, may offer and sell all or a portion of the 6,457,77 shares of our common stock covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	on NASDAQ, in the over-the-counter market or on any other national securities exchange on which our shares are listed or traded;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	by pledge to secure debts and other obligations;

•	through the settlement of short sales; and

•	through any other method permitted by applicable law.

The GS Entities may offer and sell all or a portion of the 1,134,185 shares of our common stock to be issued upon conversion of shares of our non-voting common stock pursuant to this prospectus only (i) in an underwritten transaction, or otherwise in a widely distributed public offering or (ii) to a person that would control more than 50% of the “voting securities” of the corporation, as that term is defined by the Board of Governors of the Federal Reserve System or its successor, without giving effect to such transfer, using any of the transaction methods permitted for the voting common stock listed in the bullets above. See “Description of Capital Stock—Non-voting Common Stock” on page 15.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on NASDAQ or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares pursuant to the registration statement of which this prospectus forms a part. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer pursuant to the registration statement of which this prospectus forms a part, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholder;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholder.

If underwriters are used in a firm commitment underwriting, the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of common stock that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of common stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.

The shares of common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of common stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may authorize underwriters to solicit offers by institutions to purchase the shares of common stock subject to the underwriting agreement from the selling stockholders at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of common stock pursuant to these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

The applicable prospectus supplement will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

In the ordinary course of their business activities, any underwriter, broker-dealer or agent and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and other instruments. Any underwriter, broker-dealer or agent and their respective affiliates may also engage in transactions with or perform services for us or provide other types of financing to us in the ordinary course of their business.

We and the selling stockholders each may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale by the selling stockholders of our common stock, including liabilities arising under the Securities Act.

We will pay all registration expenses incurred by us in connection with the registration of our common stock held by the selling stockholders pursuant to the selling stockholders’ Registration Rights Annex, except for any underwriting discounts, fees and commissions of underwriters and transfer taxes and any expenses required by applicable law to be paid by a selling stockholder. Our expenses for the registration in this prospectus of our common stock held by the selling stockholders are estimated to be approximately $275,781.

The selling stockholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

To comply with applicable state securities laws, our common stock covered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, our common stock may not be sold in some states absent registration or pursuant to an exemption from applicable state securities laws.

LEGAL MATTERS

The legality of the shares of our common stock described in this prospectus will be passed upon for us by Davis Wright Tremaine LLP. Certain legal matters in connection with any underwritten offering will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP. Certain legal matters in connection with any underwritten offering, including the legality of the shares of our common stock described in this prospectus, will be passed upon for any underwriters or agents, as the case may be, by counsel identified in the prospectus supplement with respect to any offering.

EXPERTS

Banner Corporation

The consolidated financial statements of Banner Corporation, as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, and the effectiveness of internal control over financial reporting of Banner Corporation as of December 31, 2015 have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SKBHC Holdings, LLC

The consolidated financial statements of SKBHC and subsidiaries as of and for the years ended as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, incorporated in this prospectus by reference from Banner’s Current Report on Form 8-K/A dated December 11, 2015, have been audited by Moss Adams LLP, independent auditors, as stated in their report which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Please note that the SEC’s website is included in this prospectus and any applicable prospectus supplement as an inactive textual reference only. The information contained on the SEC’s website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus, except as described in the following paragraph. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facility.

INCORPORATION BY REFERENCE

We “incorporate by reference” into this prospectus and any applicable prospectus supplement certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Certain information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the securities offered by this prospectus have been sold and all conditions to the consummation of such sales have been satisfied, except that we are not incorporating any information included in a Current Report on Form 8-K that has been or will be furnished (and not filed) with the SEC, unless such information is expressly incorporated herein by a reference in a furnished Current Report on Form 8-K or other furnished document:

•	our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 29, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed with the SEC on May 6, 2016;

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 25, 2016;

•	our Current Reports on Form 8-K filed with the SEC on March 3, 2016, April 4, 2016, April 28, 2016, May 2, 2016 and May 12, 2016;

•	our Current Report on Form 8-K/A filed with the SEC on December 11, 2015, containing the consolidated financial statements of SKBHC as of December 31, 2014 and 2013, as of and for the nine months ended September 30, 2015 and for each of the three years in the period ended December 31, 2014; and

•	the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on April 8, 1995 and any amendment or report filed with the SEC for the purpose of updating such description.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to the following address:

Banner Corporation

Attention: Albert H. Marshall, Senior Vice President and Corporate Secretary

10 South First Avenue

Walla Walla, Washington, 99362

Telephone: (509) 527-3636

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the registrant in connection with the securities being registered hereby. Except as otherwise noted, all of the fees set forth below are estimates.

SEC Registration Fee	$31,781
Printing and Engraving Expenses	1,000
Legal Fees and Expenses	215,000
Accounting Fees and Expenses	15,000
Transfer Agent and Registrar Fees and Expenses	6,000
Miscellaneous	7,000

Total	$275,781

Item 15.	Indemnification of Directors and Officers.

The registrant, Banner Corporation, is organized under the Washington Business Corporation Act (the “WBCA”) which, in general, permits Washington corporations to indemnify a person made a party to a threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, other than an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another enterprise, against reasonable expenses, including attorneys’ fees, judgments, amounts paid in settlements, penalties and fines incurred in connection therewith if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation or its stockholders and, with respect to a criminal action or proceeding, if the person had no reasonable cause to believe his or her conduct was unlawful. Washington corporations may not indemnify a person in connection with such proceedings if the person was adjudged to have received an improper personal benefit.

The WBCA also permits Washington corporations to provide similar indemnity to such a person in connection with actions or suits by or in the right of the corporation if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the interests of the corporation or its stockholders, unless the person was adjudged liable to the corporation. Such indemnification is limited to reasonable expenses incurred in connection with the proceedings.

Under the WBCA, indemnification is mandatory if a director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation. Such indemnification covers reasonable expenses incurred (including attorneys’ fees) by the director in connection with the proceeding. An officer is also entitled to such mandatory indemnification unless the corporation’s articles of incorporation provide otherwise. Banner Corporation’s articles do not provide otherwise.

If authorized by the articles of incorporation of a Washington corporation or by its stockholders, a Washington corporation may indemnify and advance expenses to the persons described above without regard to the limitations described above, provided that such indemnity will not cover acts or omissions of the person finally adjudged to be intentional misconduct or a knowing violation of law, conduct finally adjudged to involve a violation of WBCA Section 8.31 (related to certain unlawful dividends or other distributions), and any transaction with respect to which it was finally adjudged that the person received a benefit to which such person was not legally entitled. Banner Corporation’s articles contain a provision limiting directors’ liability as described in this paragraph.

i

In addition to the indemnifications described in this Item, a court may order indemnification upon a showing by a director that he or she is fairly and reasonably entitled to indemnification in view of all the relevant circumstances.

The WBCA further permits Washington corporations to limit in its articles of incorporation the personal liability of directors to the corporation or its stockholders for monetary damages for conduct as a director, including for breach of fiduciary duty. However, the WBCA does not eliminate or limit the liability of a director for any of the following: (i) acts or omissions that involve intentional misconduct by a director or a knowing violation of law by a director; (ii) conduct violating WBCA Section 8.31; or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

In connection with an offering of the shares of common stock registered hereunder, the registrant may enter into an underwriting agreement which may provide that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the registrant against certain liabilities, including liabilities under the Securities Act.

Item 16.	Exhibits.

See the “Exhibit Index,” which follows the signature page to this registration statement and is herein incorporated by reference.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the

Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walla Walla, State of Washington, on the day of May 12, 2016.

BANNER CORPORATION

By:	/s/ Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark J. Grescovich and Lloyd W. Baker, and each of them, as such person’s true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorneys-in-fact and agents, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed in counterparts that when so executed shall constitute one registration statement, notwithstanding that all of the undersigned are not signatories to the original of the same counterpart.

/s/ Mark J. Grescovich Mark J. Grescovich President, Chief Executive Officer and Director (Principal Executive Officer) Date: May 12, 2016 /s/ Robert D. Adams	/s/ Lloyd W. Baker Lloyd W. Baker Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer) Date: May 12, 2016 /s/ Connie R. Collingsworth
Robert D. Adams Director Date: May 12, 2016 /s/ Jesse G. Foster	Connie R. Collingsworth Director Date: May 12, 2016 /s/ Gary Sirmon
Jesse G. Foster Director Date: May 12, 2016	Gary Sirmon Director Date: May 12, 2016

v

/s/ D. Michael Jones D. Michael Jones Director Date: May 12, 2016 /s/ Gordon E. Budke	/s/ Brent A. Orrico Brent A. Orrico Director Date: May 12, 2016 /s/ Michael M. Smith
Gordon E. Budke Director Date: May 12, 2016 /s/ David A. Klaue	Michael M. Smith Director Date: May 12, 2016 /s/ John R. Layman
David A. Klaue Director Date: May 12, 2016 /s/ Michael J. Gillfillan	John R. Layman Director Date: May 12, 2016 /s/ Spencer Fleischer
Michael J. Gillfillan Director Date: May 12, 2016 /s/ David I. Matson	Spencer Fleischer Director Date: May 12, 2016 /s/ Roberto R. Herencia
David I. Matson Director Date: May 12, 2016 /s/ Doyle L. Arnold	Roberto R. Herencia Director Date: May 12, 2016
Doyle L. Arnold Director Date: May 12, 2016

EXHIBIT INDEX

Exhibit

1.1**	Form of Underwriting Agreement

2.1(a)	Agreement and Plan of Merger, dated as of November 5, 2014, by and among Banner Corporation, SKBHC Holdings LLC and Starbuck Bancshares, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on November 12, 2014 (File No. 000-26584)).

2.1(b)	Amendment, dated as of May 18, 2015, to the Agreement and Plan of Merger, dated as of November 5, 2014, by and among Banner Corporation, SKBHC Holdings LLC and Starbuck Bancshares, Inc. (incorporated herein by reference to Exhibit 2.1 to the Current Report on Form 8-K filed on May 19, 2015 (File No. 000-26584)).

2.1(c)	Amendment No. 2, dated July 13, 2015, to the Agreement and Plan of Merger, dated as of November 5, 2014, by and among Banner Corporation, SKBHC Holdings LLC, Starbuck Bancshares, Inc., Banner Corporation, and Elements Merger Sub, LLC (incorporated herein by reference to Exhibit 2.1(c) to the Quarterly Report on Form 10-Q filed on November 6, 2015 (File No. 000-26584)).

4.1(a)	Amended and Restated Articles of Incorporation of Banner Corporation (incorporated by reference to Exhibit 3.1(b) to the Current Report on Form 8-K filed on April 29, 2010 (File No. 000-26584)).

4.1(b)	Articles of Amendment to Amended and Restated Articles of Incorporation of Banner Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on June 1, 2011 (File No. 000-26584)).

4.1(c)	Articles of Amendment to Amended and Restated Articles of Incorporation of Banner Corporation (incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on March 18, 2015 (File No. 000-26584)).

4.2	Bylaws of Banner Corporation (incorporated herein by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on April 1, 2011 (File No. 000-26584)).

4.3	Warrant to purchase shares of Banner Corporation’s common stock dated November 21, 2008 (incorporated herein by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on November 24, 2008 (File No. 000-26584)).

4.4	Investor Letter Agreement dated as of November 5, 2014 by and between Banner Corporation, and Oaktree Principal Fund V (Delaware), L.P. and certain of its affiliates (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K/A filed on November 12, 2014 (File No. 000-26584)).

4.5	Investor Letter Agreement dated as of November 5, 2014 by and between Banner Corporation, and Friedman Fleischer and Lowe Capital Partners III, L.P. and certain of its affiliates (incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K/A filed on November 12, 2014 (File No. 000-26584)).

4.6	Investor Letter Agreement dated as of November 5, 2014 by and between Banner Corporation, and GS Capital Partners VI Fund, L.P. and certain of its affiliates (incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K/A filed on November 12, 2014 (File No. 000-26584)).

4.7	Amendment to Investor Letter Agreement dated as of May 18, 2015 by and between Banner Corporation, and GS Capital Partners VI Fund, L.P. and certain of its affiliates (incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on May 19, 2015 (File No. 000-26584)).

1

Exhibit

5.1*	Opinion of Davis Wright Tremaine LLP

23.1*	Consent of Moss Adams LLP with respect to Banner Corporation’s consolidated financial statements.

23.2*	Consent of Moss Adams LLP with respect to SKBHC’s consolidated financial statements.

23.3*	Consent of Davis Wright Tremaine (included in opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

*	Filed herewith.
**	To be filed by post-effective amendment or pursuant to a Current Report on Form 8-K and incorporated herein by reference.

2